Exhibit 99.(h)(5)

FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

This Agreement, dated as of March 30, 2011 is by and between Sentinel Asset Management, Inc., a Vermont corporation, located at One National Life Drive, Montpelier, VT 05604 (“Sentinel”) and Sentinel Group Funds, Inc., a Maryland corporation (the “Corporation”), located at One National Life Drive, Montpelier, VT 05604, on behalf of each of its series that offers both Class A and Class I shares (each a “Covered Fund”, and together, the “Covered Funds”).

WHEREAS, Sentinel has agreed to waive fees and/or reimburse certain expenses of the Class I shares of the Covered Funds for a limited period of time.

NOW THEREFORE, for good and valuable consideration, Sentinel and the Corporation, on behalf of each Covered Fund, agree as follows:

1.             Sentinel shall waive fees and/or reimburse expenses of each Covered Fund to the extent necessary to prevent the total operating expense ratio for each Covered Fund’s Class I shares, on an annualized basis, from exceeding the total operating expense ratio of the Class A shares of the same Fund.  For purposes of this Agreement, operating expenses of a Covered Fund exclude (i) distribution and service fees paid under Rule 12b-1 Plans as described in the then current registration statement offering shares of the Covered Fund, (ii) interest, taxes, brokerage commissions, and expenditures which are capitalized in accordance with generally accepted accounting principles; (iii) portfolio transaction and investment related expenses and (iv) extraordinary expenses not incurred in the ordinary course of the Covered Fund’s business.

2.             This Agreement shall continue through March 30, 2012.  This agreement may be terminated upon 90 days’ notice by a majority of the non-interested directors of the Covered Fund.

The parties have executed this Agreement effective as of the date first set forth above.

SENTINEL GROUP FUNDS, INC., on behalf of each of the Covered Funds listed on Schedule A attached hereto

/s/ Christian W. Thwaites
Christian W. Thwaites
President and Chief Executive Officer

SENTINEL ASSET MANAGEMENT, INC.

/s/ Christian W. Thwaites
Christian W. Thwaites
President and Chief Executive Officer

SCHEDULE A — COVERED FUNDS

Sentinel Balanced Fund

Sentinel Capital Growth Fund

Sentinel Common Stock Fund

Sentinel Conservative Strategies Fund

Sentinel Government Securities Fund

Sentinel Growth Leaders Fund

Sentinel International Equity Fund

Sentinel Mid Cap Fund

Sentinel Mid Cap Value Fund

Sentinel Small Company Fund

Sentinel Sustainable Core Opportunities Fund

Sentinel Sustainable Growth Opportunities Fund

Sentinel Total Return Bond Fund